Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "GAMESQUARE HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JULY, A.D. 2025, AT 8:08 O`CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

3223158 8100
SR# 20253453967

Authentication: 204282735
Date: 07-24-25

30 Minute Filing Memo for On-line Agents

Agent Name: CT Corporation **Date:** 07/23/2025

Attention: ANELIA WARREN **Agent Account#:** 9000010

Phone #: (302) 777-0275

Entity Name: GameSquare Holdings, Inc.

SRV#: 20253453967 **File#:** 7436025 **Reservation #** Samantha

Document Type: DESIGNATION **Method of Return:**

Certified Copy(s): # Cert Copies **Status Certificate:** # Status Cert

Any other information (i.e., merging entity name(s) and file #(s))

Kindly send 1 certified copy of the evidence. Pre-cleared under SR 20253450899

Please note – the 30 minute time frame stops if the document is suspended to customer service.

Please check off each of the following criteria before submitting your document:

- ☑ Document precleared with a clear letter (no errors).
- ☑ Document precleared is exact document submitted.
- ☑ All Annual Reports have been filed and Franchise Taxes are paid.
- ☑ Entity is in good standing (excluding Renewals).
- ☑ Document does not exceed 50 pages.
- ☑ Phone call was made to CSR, Cash Management or Filing Section making a live person aware that the 30 minute filing is being submitted. Samantha

CERTIFICATE OF DESIGNATION OF SERIES A-1 CONVERTIBLE PREFERRED STOCK OF GAMESQUARE HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, GameSquare Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "**Corporation**"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the "**Certificate of Designation**") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as "Series A-1 Convertible Preferred Stock" (the "**Series A-1 Preferred Stock**") and the number of Shares constituting such series shall be 3,433.33. The rights, preferences, powers, restrictions, and limitations of the Series A-1 Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designation**" has the meaning set forth in the Recitals.

"**Certificate of Incorporation**" has the meaning set forth in the Recitals.

"**Common Stock**" means the common stock, par value $0.0001 per share, of the Corporation.

"**Corporation**" has the meaning set forth in the Preamble.

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:08 AM 07/24/2025
FILED 08:08 AM 07/24/2025
SR 20253453967 - File Number 3223158

"**Date of Issuance**" means, for any Share of Series A-1 Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"**Junior Securities**" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A-1 Preferred Stock.

"**Liquidation**" has the meaning set forth in Section 4.1.

"**Liquidation Value**" means, with respect to any Share on any given date, $1.50 on an as-converted to Common Stock basis (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A-1 Preferred Stock).

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"**Preferred Stock**" has the meaning set forth in the Recitals.

"**Series A-1 Preferred Stock**" has the meaning set forth in Section 1.

"**Share**" means a share of Series A-1 Preferred Stock.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A-1 Preferred Stock shall rank senior to all Junior Securities.

4. Liquidation.

4.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "**Liquidation**"), the holders of Shares of Series A-1 Preferred Stock then outstanding shall be entitled, subject to the Shareholder Vote (as defined below), to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (the "**Liquidation Value Payment**"); provided, that if the Shareholder Vote occurs subsequent to a Liquidation, the Liquidation Value Payment shall be made by the Corporation to the holders of Shares of Series A-1 Preferred Stock then outstanding before any payment shall be made to the holders of Junior Securities.

4.2 Participation With Junior Securities on Liquidation. In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series A-1 Preferred Stock upon a Liquidation under this Section 4, the holders of Shares of Series A-1

Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

4.3 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A-1 Preferred Stock the full preferential amount to which they are entitled under Section 4.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A-1 Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

4.4 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A-1 Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

5. Non Voting. No outstanding Share of Series A-1 Preferred Stock shall be entitled to a vote with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law.

6. Automatic Conversion.

6.1 Automatic Conversion. Subject to the provisions of this Section 6, in connection with, and immediately following, an affirmative vote of the majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote to increase the number of authorized shares of Common Stock (the "**Shareholder Vote**"), each outstanding Share of Series A-1 Preferred Stock (including any fraction of a Share) held by stockholders shall automatically convert into 1,000 shares of fully paid and non-assessable shares of Common Stock (including any fraction of a Share).

6.2 Procedures for Automatic Conversion; Effect of Conversion.

(a) Procedures for Automatic Conversion. Following the Shareholder Vote, all outstanding Shares of Series A-1 Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 6.1 without any further

action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Shareholder Vote (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series A-1 Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series A-1 Preferred Stock converted as provided in this Section 6.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

6.3 Reservation of Stock. The Corporation shall at all times when any Shares of Series A-1 Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A-1 Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A-1 Preferred Stock pursuant to this Section 6. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A-1 Preferred Stock.

6.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A-1 Preferred Stock pursuant to Section 6.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7. Reissuance of Series A-1 Preferred Stock. Any Shares of Series A-1 Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

8. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

9. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the holder of Series A-1 Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A-1 Preferred Stock; provided, that no amendment, modification, or waiver of the terms or relative priorities of the Series A-1 Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 9.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this July 23, 2025.

GAMESQUARE HOLDINGS, INC.

DocuSigned by:

By: Justin Kenna

429DD0DF41514E8...

Justin Kenna
Chief Executive Officer